                                                                    Exhibit 99.1


[ASTA FUNDING, INC. LOGO]

                NASDAQ: ASFI

                                            FOR IMMEDIATE RELEASE
CONTACT:
                                            Stephen D. Axelrod, CFA
Mitchell Cohen, CFO                         Andria Arena (Media)
ASTA FUNDING, INC.                          WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                              (212) 370-4500; (212) 370-4505 (Fax)
                                            steve@wolfeaxelrod.com


          ASTA FUNDING ANNOUNCES RECORD FIRST QUARTER FINANCIAL RESULTS

             - NET INCOME INCREASES 31.7% ON REVENUE GAIN OF 20.7% -

ENGLEWOOD CLIFFS, NJ, FEBRUARY 9, 2005 -- ASTA FUNDING, INC., (NASDAQ: ASFI), a leading consumer receivable asset management and liquidation company, today reported record results for its fiscal first quarter, the three months ended December 31, 2004.

Net income for the three months ended December 31, 2004, rose 31.7% to $6,175,000, or $0.43 per diluted share, compared to $4,688,000, or $0.33 per diluted share, in the first quarter of the prior year. Revenues for the three months ended December 31, 2004 were $13,830,000, a 20.7% increase over revenues of $11,455,000 in the prior year's quarter. Per share results reflect the 2-for-1 stock split in the form of a 100% stock dividend effective March 23, 2004.

Gary Stern, President and Chief Executive Officer of Asta Funding, noted, "The record first quarter reflects the benefits of the Company's strategy of disciplined portfolio acquisitions. In the most recent quarter our selective approach to portfolio additions still resulted in purchases exceeding $1 billion at a cost of approximately $36.5 million."

"Furthermore," Mr. Stern declared, "our primarily outsourced collections management business strategy has allowed us to maintain excellent control of our overhead costs. This flexibility enables Asta to continue to collect aggressively on its current book of business, even while the number of portfolios that meet our disciplined purchasing guidelines may wane. In the interim, this approach will open more capital for Asta, which will be put to good use when opportunities arise."

Mr. Stern concluded, "Our experience and success developed over 30 years show that profitable growth is the result of maintaining one's disciplined approach even when others are, in our opinion, being over-aggressive in their purchasing policies. We will continue to adhere to the time-tested business strategies and disciplines that have proven to be successful."

Asta Funding will conduct a teleconference today at 11:00 am EST. To participate please dial USA/Canada (877) 511-5818, International (706) 634-1462 about 5 -10 minutes prior to 11:00 am EST. Please refer to the Asta Funding earnings teleconference ID 3925512. A recording of the conference call will be available from 12:00 noon EST February 9th through February 16th, by dialing USA/ Canada
(800) 642-1687, International (706) 645-9291, conference ID 5448172.

                                                                        - MORE -

--------------------------------------------------------------------------------
                  210 Sylvan Avenue, Englewood Cliffs, NJ 07632
                       (201) 567-5648, (201) 567-2203 fax



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                        ---------------------------------

ASTA FUNDING, INC.

Based in Englewood Cliffs, NJ, ASTA FUNDING, INC., is a leading consumer receivables asset management company that specializes in the purchase, liquidation and management of performing and non-performing consumer receivables. Asta generates revenues and earnings primarily through purchase and collection of performing and non-performing consumer receivables. For additional information, please visit our Web site at www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward- looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2004, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.


                                                     - FINANCIAL TABLE FOLLOWS -


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                       ASTA FUNDING, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                                    UNAUDITED

                                                                               Three Months Ended
                                                                                  December 31,
                                                                                  ------------

                                                                            2004                 2003
                                                                            ----                 ----

Revenues:
   Finance income                                                     $13,830,000          $11,455,000


Expenses:
   General and administrative                                           3,044,000            2,543,000
   Interest                                                               407,000              171,000
   Third-party servicing                                                       --              862,000
                                                                      -----------          -----------

                                                                        3,451,000            3,576,000
                                                                      -----------          -----------

Income before income taxes                                             10,379,000            7,879,000

Income tax expense                                                      4,204,000            3,191,000
                                                                      -----------          -----------

Net income                                                             $6,175,000           $4,688,000
                                                                      ===========          ===========

Net income per share

                  - Basic                                                   $0.46                $0.35
                                                                            -----                -----
                  - Diluted                                                 $0.43                $0.33
                                                                            -----                -----

Weighted average number of shares outstanding

                  - Basic                                              13,471,000           13,206,000
                                                                      -----------          -----------
                  - Diluted                                            14,303,000           14,158,000
                                                                      -----------          -----------


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